Exhibit 4.17
GENFIT
French société anonyme with a board of directors with a share capital of € 7,791,609.25
Registered office: Parc Eurasanté, 885, avenue Eugène Avinée, 59120 Loos, France
424 341 907 R.C.S. Lille Métropole

GENFIT 3.50 per cent. bonds issue for a nominal amount of € 179,999,997.60 due 16 October 2025 convertible into new Shares and/or exchangeable for existing Shares of GENFIT

AMENDED AND RESTATED TERMS AND CONDITIONS OF THE BONDS
DATED 10 MARCH 2025

THE AMENDED AND RESTATED TERMS AND CONDITIONS AMEND AND RESTATE THE TERMS AND CONDITIONS DATED 11 OCTOBER 2017, AS AMENDED WITH EFFECT FROM 25 JANUARY 2021 FOLLOWING DECISIONS OF THE MEETINGS OF THE BONDHOLDERS AND THE COMPANY’S SHAREHOLDERS CONVENED ON 25 JANUARY 2021 APPROVING CERTAIN MODIFICATIONS OF TERMS AND CONDITIONS OF THE BONDS.
THE AMENDED AND RESTATED TERMS AND CONDITIONS HAVE BEEN CREATED SOLELY AS A MATTER OF RECORD TO EVIDENCE THE CURRENT TERMS AND CONDITIONS OF THE BONDS AS AMENDED WITH EFFECT FROM 10 MARCH 2025 FOLLOWING DECISIONS OF THE MEETING OF THE BONDHOLDERS CONVENED ON 10 MARCH 2025 APPROVING CERTAIN MODIFICATIONS OF TERMS AND CONDITIONS OF THE BONDS.
NO OFFER OF ANY OF THE BONDS IS BEING MADE BY THE COMPANY (AS DEFINED BELOW) PURSUANT TO THIS DOCUMENT OR OTHERWISE AND THE COMPANY DOES NOT ACCEPT ANY ADDITIONAL OBLIGATIONS TO BONDHOLDERS IN RELATION TO THIS DOCUMENT.

2.    NOMINAL AMOUNT OF THE ISSUANCE – PAR VALUE OF THE BONDS – ISSUE PRICE OF THE BONDS – ISSUE DATE OF THE BONDS    5
3.    HARDSHIP (IMPRÉVISION)    5
4.    GOVERNING LAW AND JURISDICTION    5
5.    FORM AND METHOD OF REGISTRATION IN BONDS ACCOUNTS    5
6.    CURRENCY OF THE ISSUANCE OF THE BONDS    6
7.    RANKING OF THE BONDS    6
7.1    Status        6
7.2    Negative pledge    6
7.3    Further issues    8
8.    RIGHTS AND RESTRICTIONS ATTACHED TO THE BONDS AND TERMS OF EXERCISE OF SUCH RIGHTS    9
9.    INTEREST    9
10.    REDEMPTION OF THE BONDS    9
10.1    Redemption at maturity    9
10.2    Early redemption by repurchase or tender or exchange offers at the Company's option    10
10.3    Early redemption at the Company's option    10
10.4    Events of Default    11
10.5    Early redemption at the Bondholders' option upon Change of Control of the Company    12
10.6    Publication of information in the event of redemption at maturity or early redemption of the Bonds and exercise of the Conversion/Exchange Right    13
10.7    Cancellation of the Bonds    13
11.    PRESCRIPTION    14
11.1    Interests    14
11.2    Redemption    14
12.    REPRESENTATION OF BONDHOLDERS    14
13.    RESTRICTIONS ON THE TRANSFERABILITY OF THE BONDS    15
14.    TAXATION    16
14.1    Withholding Tax    16
14.2    French tax on financial transactions    16
15.    CONVERSION/EXCHANGE RIGHT    17
15.1    Nature of the Conversion/Exchange Right    17
15.2    Period of the Conversion/Exchange Right    17
15.3    Terms of allocation pursuant to the Conversion/Exchange Right    17
15.4    Suspension of the Conversion/Exchange Right    18
15.5    Conditions of exercise of the Conversion/Exchange Right    18
15.6    Bondholders' rights to interest on the Bonds and to dividends with respect to Shares delivered - listing of the Shares delivered    20
15.7    Preservation of Bondholders' rights    21
15.8    Calculation of adjustments of the Conversion/Exchange Ratio and notice to Bondholders in the event of adjustment    31

15.9    Aggregation, Treatment of fractional entitlements    31
15.10    Calculation Agent, Independent Expert    31

The following text contains the terms and conditions of the Bonds (as defined below) (the “Terms and Conditions”).
The combined general meeting (ordinary and extraordinary) of GENFIT of 16 June 2017, under resolution eleventh, delegated to the Board of Directors of the Company the authority to issue the Bonds. The Board of Directors, during its meeting of 22 September 2017, decided to authorise the issue of the Bonds and granted powers to the Chairman of the Board of Directors and Chief Executive Officer (Président-Directeur Général) of the Company to issue the Bonds and determine the terms and conditions of the Bonds.
For the purposes of these Terms and Conditions:
"Bonds" means the Company’s 3.50 per cent. bonds due 16 October 2025 convertible into new Shares and/or exchangeable for existing Shares of GENFIT;
"Bondholders" means the holders of the Bonds;
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in Paris (France) and on which Euroclear France and the trans-european automated real-time gross settlement express transfer system ("TARGET"), or any succeeding system operate;
"Calculation Agent" means Aether Financial Services, 36 rue de Monceau, 75008 Paris, France;
"Centralising Agent" means BNP Paribas Securities Services, 3, rue d’Antin, 75002 Paris, France;
"Condition" means a condition of these Terms and Conditions;
"Euronext AccessTM" means the Euronext AccessTM (Open Market) of Euronext Paris (as defined below), a non-regulated market, pursuant to the terms of the 2004/39/CE Directive dated 21 April 2004 relating to the financial market instruments within the European Economic Area (or any succeeding regulation);
"GENFIT" and "Company" means GENFIT, a French société anonyme with a board of directors, with a share capital of € 7,791,609.25, having its registered office at Parc Eurasanté, 885, avenue Eugène Avinée, 59120 Loos, France and registered under number 424 341 907 R.C.S. Lille Métropole;
"Independent Expert" means an independent financial institution of international repute or independent financial adviser with appropriate expertise (which may be the initial Calculation Agent acting in such Independent Expert capacity), chosen by the Company at its sole discretion;
"Masse" has the meaning ascribed to such term in Condition 12 (Representation of Bondholders) below.
"Regulated Market" means any regulated market pursuant to the terms of the 2004/39/CE Directive dated 21 April 2004 relating to the financial market instruments within the European Economic Area (or any succeeding regulation);
“Relevant Exchange” means (A) in respect of the Shares, (i) the Regulated Market of Euronext in Paris (“Euronext Paris”) or (ii) (if the Shares are no longer listed on Euronext Paris at the relevant time) the Regulated Market or similar market on which the Share has its principal listing, and (B) in respect of any other security, the Regulated Market or any other market on which such security has its principal listing;
"Representative of the Masse" has the meaning ascribed to such term in Condition 12 (Representation of Bondholders) below.
"Shares" means the shares of the Company with a nominal value of € 0.25 each;
"Trading Day" means a day on which the Shares are capable of being traded on the Relevant Exchange in respect thereof other than a day on which such trading ceases prior to the usual closing time (whether such closing is scheduled (as it is often the case regarding trading on Euronext Paris on 24 December and 31 December) or unscheduled);
“Volume-Weighted Average Price” means, in respect of a Share or other security, on any Trading Day, the order book volume-weighted average price of such Share or other security as published by or derived from (i) Bloomberg page HP (or any successor page) (setting “Weighted Average Line”, or any successor setting) in respect of the Relevant Exchange in respect thereof (such page being as at the Issue Date of the Bonds, in the case of the Share, GNFT:FP Equity HP), provided that in the case of a Volume-Weighted Average Price to be observed over a period of several Trading Days, such Volume-Weighted Average Price shall be equal to the volume-weighted average of the relevant daily Volume-Weighted Average Prices (the daily volumes to be used for the purpose of determining such weighted average being the volumes as published on Bloomberg page HP (or any successor page), setting “VWAP Volume” (or any successor setting)), as determined by the Calculation Agent, or, (ii) if the Volume-Weighted Average Price cannot be determined as aforesaid, such Relevant Exchange in respect thereof.
For the avoidance of doubt, in these Conditions, references to "day" or "days" are to calendar days unless the context otherwise specifies.

1.NATURE AND CLASS OF THE BONDS
The Bonds which will be issued by the Company constitute securities that confer certain rights to receive Shares within the meaning of Articles L. 228-91 et seq. of the French Commercial Code (Code de commerce).
2.NOMINAL AMOUNT OF THE ISSUANCE – PAR VALUE OF THE BONDS – ISSUE PRICE OF THE BONDS – ISSUE DATE OF THE BONDS
The nominal amount of the issuance will be € 179,999,997.60 represented by 6,081,081 Bonds each with a par value of € 29.60, representing an issue premium of 30.0% over the reference price of the Share used at the time of determination of the final terms of the Bonds and corresponding to the Volume-Weighted Average Price of the Shares on Euronext Paris between the launch of the offering on 11 October 2017 and the time of determination of the final terms of the Bonds on the same day.
The Bonds are expected to be issued on 16 October 2017 (the "Issue Date of the Bonds"). This date is also the entitlement and single settlement-delivery date of the Bonds.
3.HARDSHIP (IMPRÉVISION)
In relation to these Conditions, the Company, the Representative of the Masse and each Bondholder waive any right under Article 1195 of the French Civil Code (Code civil).
4.GOVERNING LAW AND JURISDICTION
The Bonds are governed by French law.
The courts having jurisdiction in the event of a dispute are those where the registered office of the Company is located (at the date hereof the registered office of the Company is located in Loos, France) when the Company is the defendant and are designated according to the nature of the dispute, unless otherwise provided by the French Code of Civil Procedure (Code de procédure civile).
5.FORM AND METHOD OF REGISTRATION IN BONDS ACCOUNTS
The Bonds may be held in registered or bearer form, at the Bondholders' option.
In accordance with Article L. 211-3 of the French Monetary and Financial Code (Code monétaire et financier), the Bonds shall be registered in securities accounts held, as the case may be, by the Company or an authorized intermediary.
Consequently, the rights of the Bondholders will be represented via book entries in securities accounts opened in their name in the registries of:
•BNP Paribas Securities Services, appointed by the Company for Bonds held in fully registered form (forme nominative pure);
•an authorised financial intermediary chosen by the Bondholder and BNP Paribas Securities Services, appointed by the Company, for the Bonds held in administered registered form (forme nominative administrée); or
•an authorised financial intermediary chosen by the Bondholder for the Bonds held in bearer form (forme au porteur).
No document evidencing the ownership of the Bonds (including representative certificates under Article R. 211-7 of the French Monetary and Financial Code (Code monétaire et financier)) will be issued relating to the Bonds.

In accordance with Articles L. 211-15 and L. 211-17 of the French Monetary and Financial Code (Code monétaire et financier), the Bonds are transferred from one account to another, and the transfer of ownership of the Bonds will occur upon their book entry in the purchaser's securities account.
A request for the admission of the Bonds to the operations of Euroclear France will be made and Euroclear France will be responsible for the clearing of the Bonds between entities managing securities accounts. In addition, a request will also be made for the admission of the Bonds to the operations of Euroclear Bank S.A. /N.V. and/or Clearstream Banking, société anonyme (Luxembourg). The ISIN of the Bonds is FR0013286903.
It is expected that the Bonds will be registered in securities accounts from 16 October 2017, date of the settlement-delivery of the Bonds and Issue Date of the Bonds and admitted to trading on Euronext AccessTM within 30 calendar days following the Issue Date of the Bonds.
6.CURRENCY OF THE ISSUANCE OF THE BONDS
The Bonds will be denominated in euros.
7.RANKING OF THE BONDS
7.1Status
The principal and the interest in respect of the Bonds constitute senior, direct, unconditional, unsubordinated and (subject to Condition 7.2 (Negative Pledge) below) unsecured obligations of the Company, ranking equally among themselves and, subject to legal mandatory exceptions, pari passu with all other present or future unsecured and unsubordinated obligations of the Company.
The servicing of the Bonds in terms of interest, amortisation payments, taxes, costs and other amounts in respect of the Bonds is not guaranteed nor secured.
7.2Negative pledge
7.2.1So long as any of the Bonds remains outstanding (as defined below), the Company undertakes that it will not and will ensure that none of its Material Subsidiaries will create or permit to subsist any mortgage, charge, lien, pledge or other security interest (sûreté réelle) (a “Security”), other than a Permitted Security, upon the whole or any part of the Company's or any Material Subsidiary's present or future assets or revenues for the benefit of any holders of any Relevant Debt to secure (a) payment of any sum in respect of any such Relevant Debt or (b) any payment under any guarantee relating to any Relevant Debt, unless the Bonds are equally and rateably secured by such Security.
7.2.2For the purposes of this Condition 7.2,
"Group" means the Company and its Subsidiaries taken as a whole.
“Material Subsidiaries” means any Subsidiary of the Company which represents at any time 5 % or more of the consolidated net revenues (excluding any intra-group revenues) or total consolidated assets (excluding any intra-group assets) of the Group, such determination being (i) made by reference to the most recent annual financial statements of that Subsidiary, consolidated where applicable, used for the purpose of the most recent annual audited consolidated financial statements of the Company and (ii) certified by the Company's statutory auditors.

"Relevant Debt" means (i) any present or future indebtedness of the Company and its Material Subsidiaries represented or evidenced by notes, bonds, debentures or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt with on any stock exchange, over-the-counter-market or other securities market and (ii) any financial debt (including, for the avoidance of doubt, bank debt) of the Company and its Material Subsidiaries at any time outstanding.
"Subsidiary" means in relation to any person or entity at any time, any other person or entity (whether or not now existing) controlled directly or indirectly by such person or entity within the meaning of Article L. 233-3 of the French Commercial Code (Code de commerce). At the date hereof, the Company has two wholly-owned subsidiaries: Genfit Corp, a Delaware corporation and Genfit Pharmaceutical SAS, a French corporation.
"outstanding" means, in relation to the Bonds, all the Bonds issued other than: (a) those which have been redeemed in accordance with the Conditions, (b) those in respect of which the date for redemption in accordance with the Conditions has occurred and the redemption moneys have been duly paid to the Centralising Agent and (c) those which have been purchased and cancelled as provided in Condition 10.7 (Cancellation of the Bonds).
"Permitted Security" means:
(a)    any Security created by the Company or any Material Subsidiary:
(i)in existence as at the Issue Date of the Bonds;
(ii)over or affecting any asset acquired by a member of the Group after the Issue Date of the Bonds created in contemplation of the acquisition of that asset by that member of the Group, if the Security is created in order to secure the financing of the acquisition of that asset;
(iii)over or affecting any asset of any company which becomes a member of the Group after the Issue Date of the Bonds, where the Security is created prior to the date on which that company becomes a member of the Group;
(iv)arising as a consequence of any present or future finance or capital lease contracted in the course of the Company’s ordinary course of business;
(v)arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;
(vi)any lien arising by operation of law and in the ordinary course of trading;

(vii)which result from the operation of provisions under standard business terms of banks or saving banks; or
(viii)securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (vii) above) does not exceed € 25,000,000 (or its equivalent in another currency or currencies), and
(b)    the French law trust (fiducie-sûreté) to which the Company would contribute Royalty Interests (as defined below) for the benefit of the holders of the Royalty Financing Bonds (as defined below) as a security for its payment and repayment obligations under the documentation relating to such Royalty Financing Bonds (the "Fiducie").
"Agreement" means the agreement pursuant to which the Company entered into a long-term strategic partnership for global collaboration with Ipsen Pharma SAS ("Ipsen") in December 2021, as amended and restated in July 2023 and amended in October 2024.
"Royalty Financing Bonds" means the royalty financing to be granted to the Company based on royalty interests payable by Ipsen to the Company under the Agreement from and after 1 October 2024 on net sales of Iqirvo® in countries where Ipsen holds the exclusive worldwide license (excluding China, Hong Kong, Taiwan and Macau for which Terns Pharmaceuticals, Inc. was licensed prior to the Agreement) to develop, manufacture and commercialize Iqirvo® (the "Royalty Interests"); it being specified that such financing will take the form of French law governed bonds to be issued by the Company in up to three instalments and subscribed by one or more investment vehicles managed by HealthCare Royalty Management (the "Subscriber") for a maximum aggregate subscription price of €185,000,000 (comprising a subscription premium of a maximum aggregate amount of €175,750,000 over the maximum aggregate nominal value of €9,250,000).
7.3Further issues
If the Company subsequently issues new bonds with rights identical in all respects to those of the Bonds (except, if applicable, the related first interest payment and the issue date thereon), the Company may, without the consent of the Bondholders and provided that the terms and conditions of such bonds so permit, consolidate the Bonds with the bonds of any subsequent issuances, thereby treating such bonds as the same issue for purposes of financial agency services and trading. All holders of such bonds would in this case be grouped into a single Masse.
8.RIGHTS AND RESTRICTIONS ATTACHED TO THE BONDS AND TERMS OF EXERCISE OF SUCH RIGHTS
The Bonds entitle their holders to semi-annual interest payments in accordance with Condition 9 (Interest) and will be redeemed at par at their maturity date or at their early redemption date in accordance with the provisions of Condition 10 (Redemption of the Bonds).

Furthermore, in the event of exercise of the Conversion/Exchange Right, as defined in Condition 15.1 (Nature of the Conversion/Exchange Right), the Bondholders will have the right to receive new and/or existing Shares. The terms and conditions of the Conversion/Exchange Right are set out in Condition 15.3 (Terms of allocation pursuant to the Conversion/Exchange Right).
The exercise of the Conversion/Exchange Right results in the cancellation of the Bonds for which it was exercised.
9.INTEREST
The Bonds will bear interest on their outstanding principal amount from (and including) the Issue Date of the Bonds at the rate of 3.50 per cent. per annum payable semi-annually in arrear in equal instalments of EUR 0.518 per Bond on 16 April and 16 October in each year (or if it is not a Business Day, the following Business Day and in any such case the Bondholders will not be entitled to further interest or to any other sum in respect of such postponed payment) (inclusive) (each, an “Interest Payment Date”), commencing on 16 April 2018.
Any amount of interest relating to an interest period of less than a full half-year will be calculated by applying to the par value per Bond the product of (a) the above mentioned Interest Rate and (b) the ratio between (x) the exact number of days since the last Interest Payment Date (or, as the case may be, since the Issue Date of the Bonds) (exclusive) to the early redemption date (inclusive) and (y) 365, or 366 (in case of a leap year), depending on the exact number of days included between the next Interest Payment Date (exclusive) and the same date in the preceding year (inclusive).
Subject to the provisions of Condition 15.6 (Bondholders' rights to interest on the Bonds and to dividends with respect to Shares delivered - listing of the Shares delivered), interest will cease to accrue from the Maturity Date of the Bonds or early redemption date of the Bonds.
10.REDEMPTION OF THE BONDS
10.1Redemption at maturity
Unless the Bonds have been the subject of an early redemption or purchase pursuant to the terms set out below and in the absence of the exercise of the Conversion/Exchange Right, the Bonds will be redeemed in full at par on 16 October 2025 (the "Maturity Date of the Bonds").
If the Maturity Date of the Bonds is not a Business Day, the redemption price shall be paid on the next following Business Day.
The term of the Bonds from the Issue Date of the Bonds to the Maturity Date of the Bonds is eight years.
10.2Early redemption by repurchase or tender or exchange offers at the Company's option
The Company shall have the right to purchase all or part of the Bonds at any time before the Maturity Date of the Bonds, without any limitation on price or number, either by repurchasing them through on-market or off-market transactions, or through repurchase or exchange offers.

Any such transaction shall not affect the normal schedule for the redemption of any outstanding Bonds.
The Bonds so purchased by the Company will be (i) cancelled or, (ii) subject to change of law as described in Condition 10.7 (iii), held by the Company in accordance with applicable laws, re-sold on the market or sold to a subsidiary or affiliate of the Company.
10.3Early redemption at the Company's option
10.3.1The Company may, at any time and at its option, from 6 November 2023 and until the Maturity Date of the Bonds subject to a minimum 30 calendar days’ prior notice as set out in Condition 10.6 (Publication of information in the event of redemption at maturity or early redemption of the Bonds and exercise of the Conversion/Exchange Right), redeem early all (but not some only) the outstanding Bonds, at par plus accrued interest from the immediately preceding Interest Payment Date (or, if applicable, the Issue Date of the Bonds) to the date set for early redemption if the arithmetic mean (calculated over a period of 20 consecutive Trading Days chosen by the Company from among the 40 consecutive Trading Days immediately preceding the date of publication of the early redemption notice) of the daily product:
(A)of the Volume-Weighted Average Price of the Share traded on Euronext Paris (or, in the absence of listing on Euronext Paris, on any other Regulated Market or any other similar market where the Share has its principal listing); and
(B)the Conversion/Exchange Ratio (as defined in Condition 15.1 (Nature of the Conversion/Exchange Right)) applicable at each date;
exceeds 150% of the par value of the Bonds, as verified by the Calculation Agent upon request by the Company.
10.3.2The Company may, at any time and at its option, subject to a minimum 30 calendar days prior notice as set out in Condition 10.6 (Publication of information in the event of redemption at maturity or early redemption of the Bonds and exercise of the Conversion/Exchange Right), redeem early all, but not some only, of the outstanding Bonds at par plus accrued interest from the immediately preceding Interest Payment Date (or, if applicable, the Issue Date of the Bonds) to the date set for early redemption, if the total number of Bonds still outstanding represents 15% or less of the number of Bonds originally issued.
10.3.3In the events described in paragraphs 10.3.1 and 10.3.2 above, the Bondholders will retain the ability to request the exercise of their Conversion/Exchange Right pursuant to Condition 15.3 (Terms of allocation pursuant to the Conversion/Exchange Right) until the end of the seventh Trading Day (inclusive) preceding the early redemption date, as provided in Condition 15 (Conversion/Exchange Right).
10.3.4The interests shall cease to accrue on the effective date on which the Bonds are redeemed by the Company.
10.4Events of Default
If any of the following events (each an “Event of Default”) shall have occurred and be continuing:
i.default by the Company in any payment when due of principal or interest on any of the Bonds, if such default shall not have been remedied within 15 calendar days thereafter; or
ii.default by the Company in the performance of, or compliance with, any other obligation under the Bonds, other than as referred to in paragraph 10.4 i above, if such default shall not have been remedied within 15 Business Days after receipt by the Company of written notice of such default given by a Bondholder; or

iii.any present or future indebtedness for borrowed money or guarantee thereof of the Company or any Subsidiary in excess of € 6,000,000 (or its equivalent in any other currency) whether individually or in aggregate, (x) is not paid when due or (as the case may be) within any originally applicable grace period or (y) becomes (or becomes capable of being declared) following, where applicable, the expiry of any originally applicable grace period, due and payable (exigible) prior to its stated maturity as a result of a default thereunder; or
iv.a judgement is issued for the judicial liquidation (liquidation judiciaire) or for a transfer of the whole of the business (cession totale de l'entreprise) or substantially the whole of the business of the Company or any Material Subsidiary; or, to the extent permitted by law, the Company or any Material Subsidiary is subject to any other insolvency or bankruptcy proceedings under any applicable laws or the Company or any Material Subsidiary makes any conveyance, assignment or other arrangement for the benefit of its creditors or enters into a composition with its creditors; or
v.if the Company or any Material Subsidiary is wound up or dissolved or ceases to carry on all or substantially all of its business or disposes of all or substantially all of its business except (i) in connection with a merger, consolidation, amalgamation or other form of reorganisation pursuant to which the surviving entity shall be the transferee of or successor to all or substantially all of the business of the Company or any Material Subsidiary and assumes all of the obligations of the Company with respect to the Bonds and, in the case of the Material Subsidiary, if such surviving entity is controlled (within the meaning of Article L.233-3 of the French Commercial Code (Code de commerce) directly or indirectly by the Company or (ii) on such other terms approved by a resolution of the General Meeting of Bondholders; or
vi.if the Shares are no longer admitted to trading on Euronext Paris or on any other Regulated Market;
then any Bondholder may give written notice to the Company at its registered office with a copy to the Centralising Agent that such Bond is immediately due and repayable, at par plus interest accrued from the last Interest Payment Date (or, if applicable, the Issue Date of the Bonds) until the date set for early redemption, without further formality, unless such event shall have been remedied prior to the receipt of such notice by the Centralising Agent.
10.5Early redemption at the Bondholders' option upon Change of Control of the Company
10.5.1If at any time while any Bond remains outstanding, there occurs a Change of Control (as defined below), the holder of each Bond will have the option (the "Change of Control Put Option") (unless, prior to the giving of the Change of Control Put Notice (as defined below), the Company gives notice to redeem the Bonds under Condition 10.3 (Early redemption at the Company's option)) to require the Company to redeem or, at the Company's option, to procure the purchase of that Bond, at par plus accrued interest from the immediately preceding Interest Payment Date (or, if applicable, the Issue Date of the Bonds) (exclusive) to the date set for early redemption (inclusive).

10.5.2Upon the Company becoming aware that a Change of Control has occurred, the Company shall inform within a 30 calendar-day period starting from such Change of Control the Bondholders by means of a notice published by the Company on its website (www.genfit.fr) (a "Change of Control Put Notice"). The Change of Control Put Notice will specify (i) the nature of the Change of Control and the circumstances giving rise to it, (ii) the redemption date that will be between the 25th and the 30th Business Day following the date of the publication of the Change of Control Put Notice (the "Change of Control Redemption Date"), (iii) the redemption amount and (iv) the procedure for exercising the Change of Control Put Option and the Change of Control Put Period.
10.5.3To exercise the Change of Control Put Option to require redemption or, as the case may be, purchase of the Bonds under this Condition 10.5, Bondholders must make a request to the financial intermediary holding their Bonds in a securities account and cause to be transferred their Bonds to be so redeemed or purchased to the account of the Centralising Agent specified in the Change of Control Put Notice for the account of the Company within the period beginning on the date of the publication of the Change of Control Put Notice and ending five Business Days prior to the Change of Control Redemption Date (the "Change of Control Put Period").
The request transmitted by the financial intermediary in whose accounts the Bonds are held must have been received and the corresponding Bonds transferred to the Centralising Agent by the relevant financial intermediary by 5:00 p.m., (Paris time) at the latest on the last day of the Change of Control Put Period.
10.5.4Once given to the relevant financial intermediary a request of redemption shall be irrevocable. The Company shall redeem or, at the option of the Company procure the purchase of, the Bonds in respect of which the Change of Control Put Option has been validly exercised as provided above, and subject to the transfer of such Bonds to the account of the Centralising Agent for the account of the Company as described above, on the Change of Control Redemption Date. Payment in respect of such Bonds will be made on the Change of Control Redemption Date by transfer to the financial intermediary of the Bondholders for credit of the Bondholders’ bank account. For the avoidance of doubt, the Company shall have no responsibility for any cost or loss of whatever kind (including breakage costs) which the Bondholder may incur as a result of or in connection with such Bondholder's exercise or purported exercise of, or otherwise in connection with, any Change of Control Put Option (whether as a result of any purchase or redemption arising there from or otherwise).
For the purpose of the Terms and Conditions, a "Change of Control" shall be deemed to have occurred at each time that any person or persons acting in concert come(s) to legally or beneficially own or acquire(s), directly or indirectly, (i) such number of shares in the share capital of the Company carrying more than 40% of the voting rights attached to the Shares or (ii) 40% of the share capital of the Company.
    For the purpose of this definition:
"acting in concert" has the meaning given in Article L. 233-10 of the French Commercial Code (Code de commerce).
10.6Publication of information in the event of redemption at maturity or early redemption of the Bonds and exercise of the Conversion/Exchange Right
Information relating to the number of Bonds repurchased, redeemed, or for which the Conversion/Exchange Right has been exercised, and to the number of Bonds remaining outstanding, shall be provided to Euronext AccessTM (or its successor). This information may also be obtained from the Company or from the Centralising Agent.
The decision of the Company to redeem outstanding Bonds upon or prior to their maturity shall be published on its website via a notice including the necessary information and informing the Bondholders of the redemption date, no later than 30 calendar days prior to the Maturity Date of the Bonds or early redemption date by the Company and made available on its website (www.genfit.fr).
10.7Cancellation of the Bonds
Shall cease to be considered outstanding and shall be cancelled in accordance with applicable law (i) the Bonds redeemed at or prior to maturity, (ii) the Bonds for which the Conversion/Exchange Right has been exercised, as well as (iii) the Bonds repurchased on or off the market or by way of repurchase or exchange offers, except in case of a change of laws, applicable after the Issue Date of the Bonds, authorising the issuers to hold Shares or securities giving access to the company's capital (which is not currently the case, in particular pursuant to Article L. 225-149-2 of the French Commercial Code (Code de commerce)), in which case the Company will have the ability to hold the Bonds thus repurchased.
11.PRESCRIPTION
11.1Interests
Any claims filed against the Company for the payment of interests due under the Bonds will be prescribed after a period of five years from the date on which such interests become due. In addition, the interests will be prescribed to the benefit of the French State at the expiration of a period of five years from the date on which it becomes due.
11.2Redemption
Any claims filed against the Company seeking redemption of the Bonds will be time barred at the expiration of a period of ten years from the normal or early redemption date. In addition, the redemption price will be forfeited to the benefit of the French State at the expiration of a period of ten years from the normal or early redemption date.
12.REPRESENTATION OF BONDHOLDERS
In accordance with Article L. 228-103 of the French Commercial Code (Code de commerce), the Bondholders will be grouped together in a collective group with a legal personality to defend their common interests (the "Masse").
The Bondholders’ general meeting is competent to authorise amendments to the terms and conditions of the Bonds and to vote on all decisions that require its approval under applicable law. The general meeting of Bondholders also deliberates on merger or demerger proposals presented by the Company pursuant to the applicable provisions of Articles L. 228-65, I, 3°, L. 236-13, L. 236-18 and L. 228-73 of the French Commercial Code (Code de commerce).
Under current law, each Bond carries the right to one vote. The general meeting of Bondholders may not validly deliberate unless the Bondholders present or represented hold at least one-quarter of the Bonds carrying voting rights at the first meeting convocation and at least one-fifth at the second meeting convocation. Decisions made by the general meeting of Bondholders are only valid if approved by a majority of two-thirds of the votes of the Bondholders present or represented.
Appointed Representative of the Masse of Bondholders

In accordance with Article L. 228-47 of the French Commercial Code (Code de commerce), the designated appointed representative of the Masse of Bondholders (hereinafter referred to as the "Representative of the Masse") will be:
Aether Financial Services
36 rue de Monceau
75008 Paris
agency@aetherfs.com

The Representative of the Masse will have the power, subject to any contrary resolution of the general meeting of Bondholders, to carry out, on behalf of the Masse all actions of an administrative nature that may be necessary to protect the common interests of the Bondholders.
The Representative will exercise its duty until its dissolution, resignation or termination of its duty by a general meeting of Bondholders or until it becomes unable to act. Its appointment shall automatically cease on the Maturity Date of the Bonds, or if no Bonds remain outstanding prior to the Maturity Date of the Bonds. His appointment shall automatically cease on the date of total redemption of the Bonds, whether at or prior to maturity. This term may be automatically extended, as the case may be, until the final resolution of any legal proceedings in which the Representative of the Masse is involved and the enforcement of any judgments rendered or settlements made pursuant thereto, if applicable.
General
The Representative of the Masse will be entitled to a remuneration of € 500 (VAT excluded) per year, with the first payment at the Issue Date of the Bonds calculated on a prorata basis until the end of the calendar year, the next payment for each subsequent calendar year on the 1st of January, and the last payment on the calendar year of the Maturity Date of the Bonds on the 1st of January and on a prorata basis until the date of such redemption, provided that there are still Bonds outstanding at any such time.
The Company will bear the cost of compensation of the Representative of the Masse and the expenses of calling and holding general meetings of the Bondholders, the costs related to publishing the decisions thereof, as well as any fees related to the appointment of the Representative of the Masse under Article L. 228-50 of the French Commercial Code (Code de commerce), and, more generally, all duly incurred and justified administrative and operational expenses of the Masse.
General meetings of the Bondholders will be held at the registered office of the Company or such other place as will be specified in the notice convening the meeting. Each Bondholder will have the right, during the 15 calendar-day period preceding such meeting, to review or procure a written copy, whether on his own or by proxy, at the registered head office of the Company or any other location specified in the notice of the meeting, of the resolutions to be proposed and reports to be presented at such meeting.
In the event that future issuances of bonds give subscribers identical rights to those under the Bonds and if the terms and conditions of such future bonds so permit, the holders of all such bonds shall be grouped together in a single Masse.

13.RESTRICTIONS ON THE TRANSFERABILITY OF THE BONDS
Subject to applicable selling restrictions, there are no restrictions imposed by the terms and conditions of the issue on the free transferability of the Bonds.
14.TAXATION
14.1Withholding Tax
Payment of principal, interest or any other payment by or on behalf of the Company in respect of the Bonds shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within any jurisdiction or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. If any law should require that payments of principal, interest or any other payment by or on behalf of the Company in respect of any Bonds be subject to withholding or deduction in respect of any present or future taxes, duties, assessments or governmental charges of whatever nature, the Company will not be required to pay any additional amounts in respect of any such deduction or withholding.
14.2French tax on financial transactions
14.2.1Pursuant to Article 235 ter ZD of the French Code général des impôts as in force and applicable on the date hereof, the financial transactions tax (the "FTT") applies to acquisitions for consideration of equity stocks (titres de capital) or assimilated securities (titres de capital assimilés) admitted to trading on a Regulated Market when issued by a company whose head office is in France with a market capitalisation of over one billion euros on the 1st of December of the year preceding the acquisition. On 1 December 2016, the market capitalisation of the Company did not exceed this threshold.
Under French law as in force and applicable on the date hereof, when the FTT is not due, registration duties would apply to the acquisition of existing Shares when it is established by a deed (acte).
14.2.2Under French law as in force and applicable on the date hereof, Bondholders are advised that:
-    the acquisition of the Bonds is exempt from the FTT;
-    the delivery of existing Shares as a result of the exercise by the Bondholders of their Conversion/Exchange Right may be subject to the FTT (currently at a rate of 0.3%, based on the conversion/exchange price fixed in these Terms and Conditions) if the market capitalisation of the Company exceeds one billion euros on the 1st of December of the year preceding the delivery of the existing Shares, for which the financial intermediaries with whom the Bondholders have exercised their Conversion/Exchange Right or their custodian are accountable for. Depending on the contractual provisions governing the relationship between the Bondholders, their financial intermediaries and custodians, Bondholders are likely to bear the cost of the FTT when it is applicable; and
-    the delivery of new Shares following the exercise by the Bondholders of their Conversion/Exchange Right is exempt from the FTT.
14.2.3The Company is not required to assume or indemnify the Bondholders for the cost of the FTT or any registration duties that may be applicable with respect to the delivery of the new Shares to be issued upon conversion of the Bonds or the existing Shares to be delivered upon exchange of the Bonds.
Investors are invited to contact their usual tax advisor to assess the tax consequences of exercising their Conversion/Exchange Right.
15.CONVERSION/EXCHANGE RIGHT
15.1Nature of the Conversion/Exchange Right
15.1.1The Bondholders will have the right (the "Conversion/Exchange Right") to receive during the time period defined in Condition 15.2 (Period of the Conversion/Exchange Right) and in accordance with the terms of Condition 15.3 (Terms of allocation pursuant to the Conversion/Exchange Right) a number of new and/or existing Shares (at the option of the Company) equal to the Conversion/Exchange Ratio in effect on the Exercise Date (as defined below) multiplied by the number of Bonds for which the Conversion/Exchange Right has been exercised (subject to the terms of paragraph 15.5.5 and Condition 15.9 (Aggregation, Treatment of fractional entitlements)).
Exercise of the Conversion/Exchange Right results in the cancellation of the Bonds for which it was exercised.
15.1.2For the purpose of these Terms and Conditions:
The "Conversion/Exchange Ratio" is equal to 5.5 Shares for 1 Bond and may be subject to future adjustments in accordance with Condition 15.7 (Preservation of Bondholders' rights).
15.2Period of the Conversion/Exchange Right
15.2.1The Bondholders may request at any time the exercise of their Conversion/Exchange Right until the seventh Trading Day (inclusive) preceding the Maturity Date of the Bonds or, as the case may be, until the seventh Trading Day (inclusive) preceding the relevant early redemption date. It being specified that, as necessary, the Bonds for which the Bondholders requested the exercise of their Conversion/Exchange Right prior to the seventh Trading Day (inclusive) preceding the Maturity Date of the Bonds or the early redemption date will not give a right to redemption at the Maturity Date of the Bonds or at the early redemption date of the Bonds respectively.
15.2.2Any Bondholder who has not requested the exercise of its Conversion/Exchange Right within the time period indicated above will be reimbursed in cash at the Maturity Date of the Bonds or at the early redemption date in accordance with Condition 10.1 (Redemption at maturity) or Condition 10.3 (Early redemption at the Company's option) respectively.
15.3Terms of allocation pursuant to the Conversion/Exchange Right
15.3.1Upon exercise of its Conversion/Exchange Right, each Bondholder will receive new and/or existing Shares.
15.3.2The total number of new and/or existing Shares (the mix of which shall be determined by the Company at its sole discretion) shall be determined by the Calculation Agent and be equal, for each Bondholder, to the Conversion/Exchange Ratio in effect on the Exercise Date (as defined in paragraph 15.5.1) multiplied by the number of Bonds transferred to the Centralising Agent and for which the Conversion/Exchange Right has been exercised (subject to the terms of paragraph 15.5.5 and Condition 15.9 (Aggregation, Treatment of fractional entitlements)).

15.4Suspension of the Conversion/Exchange Right
In the event of a share capital increase or issuance of new Shares or securities conferring rights to receive Shares, or any other financial transactions conferring preferential subscription rights or reserving a priority subscription period for the benefit of the shareholders of the Company, the Company shall be entitled to suspend the exercise of the Conversion/Exchange Right for a period not too exceed three months or such other period as may be established by applicable regulations. Any such suspension may not cause the Bondholders to lose their Conversion/Exchange Right.
The Company's decision to suspend the Conversion/Exchange Right of the Bondholders will be published in a notice in the Bulletin des annonces légales obligatoires ("BALO"). This notice shall be published at least seven calendar days before the suspension of the Conversion/Exchange Right becomes effective. The notice shall specify the dates on which the suspension period begins and ends. This information will also be published by a notice of the Company on its website (www.genfit.fr).
15.5Conditions of exercise of the Conversion/Exchange Right
15.5.1To exercise any Conversion/Exchange Right, Bondholders must make a request to the financial intermediary holding their Bonds in a securities account. Any such request to exercise the Conversion/Exchange Right is irrevocable once received by the relevant financial intermediary. The Centralising Agent will provide and ensure centralisation of the request.
The date of the request will correspond to the Business Day on which both paragraphs (A) and (B) below will have been satisfied, if satisfied at or prior to 3:00 p.m. (Paris time), or the following Business Day if satisfied after 3:00 p.m. (Paris time) (the "Date of the Request"):
(A)the Centralising Agent will have received the exercise request transmitted by the financial intermediary in the books of which the Bonds are held in a securities account;
(B)the Bonds will have been transferred to the Centralising Agent by the relevant financial intermediary.
Any request for the exercise of any Conversion/Exchange Right received by the Centralising Agent will take effect, subject to the provisions of Condition 15.7.3 “Public offers” on the earlier of the following two dates (the “Exercise Date”):
•the last Business Day of such calendar month; or
•the seventh Business Day preceding the date set for redemption.
All Bondholders with Bonds having the same Exercise Date will be treated equally and will each receive an allocation for their Bonds of new and/or existing Shares, in the same proportion, subject to rounding.
15.5.2The Bondholders will receive delivery of new and/or existing Shares no later than the seventh Trading Day following the Exercise Date.
15.5.3Notwithstanding the foregoing, in the case of the exercise of the Conversion/Exchange Right during the Adjustment Period in case of a Public Offer, the Exercise Date will be deemed to be the Request Date and the Bondholders will receive delivery of new and/or existing Shares no later than the third Trading Day following the Exercise Date.
15.5.4In the circumstances described in paragraphs 15.5.2 and 15.5.3 above, any delivery of Shares occurring on a Trading Day that is not a Business Day shall take place on the next Business Day.

15.5.5
(A)In the event of a transaction constituting an adjustment event (see Condition 15.7 (Preservation of Bondholders' rights)) where the Record Date (as defined in Condition 15.7 (Preservation of Bondholders' rights)) occurs between the Exercise Date and the delivery date (exclusive) of the Shares issued and/or allocated upon exercise of the Conversion/Exchange Right, the Bondholders will have no right to participate and will have no right to indemnification, subject however, as the case may be, to their adjustment right (as set forth in Condition 15.7 (Preservation of Bondholders' rights)) until the delivery date (exclusive) of the Shares.
(B)If the Record Date of a transaction constituting an adjustment event referred to in Condition 15.7 (Preservation of Bondholders' rights) occurs:
(1)on an Exercise Date or prior to such date but, in either case for which, the Conversion/Exchange Ratio in effect as of such date does not reflect the adjustment (if any) resulting from this transaction pursuant to Condition 15.7 (Preservation of Bondholders' rights), or
(2)between an Exercise Date and the delivery date of the Shares (exclusive), the Company will deliver a number of additional Shares determined by the Calculation Agent such that the total number of Shares delivered will be equal to the number that would have been determined if the Conversion/Exchange Ratio initially applied had taken into account the adjustment resulting, as the case may be, from this transaction pursuant to Condition 15.7 (Preservation of Bondholders' rights), subject to the provisions of Condition 15.9 (Aggregation, Treatment of fractional entitlements).
The delivery of these additional Shares will occur as soon as possible following the initial delivery of the Shares issued and/or allocated upon exercise of the Conversion/Exchange Right.
15.6Bondholders' rights to interest on the Bonds and to dividends with respect to Shares delivered - listing of the Shares delivered
15.6.1Rights to interest on the Bonds
In the event of the exercise of the Conversion/Exchange Right, no interest will be payable to Bondholders in respect of the period from the last Interest Payment Date (or, if applicable, the Issue Date of the Bonds) until the date on which the shares are delivered.
15.6.2Right to dividends of the Shares issued or allocated upon exercise of the Conversion/Exchange Right.
(A)New Shares issued upon exercise of the Conversion/Exchange Right
The new Shares issued upon exercise of the Conversion/Exchange Right will carry dividend rights and confer upon their holders, from their date of delivery, all the rights attached to Shares (including the right to receive a dividend or an interim dividend declared during the fiscal year in which they are issued with respect to the distributable income of the prior fiscal year), it being specified that in the event that a Record Date for a dividend (or interim dividend) occurs between the Exercise Date (exclusive) and the delivery date of the Shares (inclusive), the Bondholders will not be entitled to such dividend (or interim dividend) nor to any compensation therefor, subject to the right to an adjustment provided for in Condition 15.7 (Preservation of Bondholders' rights).
It should be noted that in accordance with Condition 15.5 (Conditions of exercise of the Conversion/Exchange Right) and Condition 15.7 (Preservation of Bondholders' rights), the Bondholders will have the right to an adjustment of the Conversion/Exchange Ratio up to the date of the delivery of the Shares (exclusive).
(B)Existing Shares allocated upon exercise of the Conversion/Exchange Right
The existing Shares allocated upon exercise of the Conversion/Exchange Right will be existing ordinary Shares carrying dividend rights and conferring upon their holders, from their date of delivery, all the rights attached to Shares, it being specified that in the event that a Record Date for a dividend (or interim dividend) occurs between the Exercise Date (exclusive) and the delivery date of the Shares (inclusive), the Bondholders will not be entitled to such dividend (or interim dividend) nor to any compensation therefor, subject to the right to an adjustment provided for in Condition 15.7 (Preservation of Bondholders' rights).
It should be noted that in accordance with Condition 15.5 (Conditions of exercise of the Conversion/Exchange Right) and Condition 15.7 (Preservation of Bondholders' rights), the Bondholders will have the right to an adjustment of the Conversion/Exchange Ratio up to the date of the delivery of the Shares (exclusive).
15.6.3Listing of the new or existing Shares issued or allocated upon exercise of the Conversion/Exchange Right
(A)New Shares issued upon exercise of the Conversion/Exchange Right
Applications will be made for the admission to trading on Euronext Paris of the new Shares issued upon exercise of the Conversion/Exchange Right. Accordingly, the new Shares will immediately become fungible with the existing Shares listed on Euronext Paris and tradable, as from the date on which they are admitted to trading, on the same listing line as such existing Shares under the same ISIN code FR0004163111.
(B)Existing Shares allocated upon exercise of the Conversion/Exchange Right
The existing Shares allocated upon exercise of the Conversion/Exchange Right will be immediately tradable on Euronext Paris.
15.7Preservation of Bondholders' rights
15.7.1Specific provisions
In accordance with the provisions of Article L. 228-98 of the French Commercial Code (Code de commerce),
(A)the Company may change its form or its corporate purpose without requesting the approval of the general Bondholders' meeting;

(B)the Company may, without requesting the approval of the general Bondholders' meeting, redeem its share capital, or modify the allocation of its profit and/or issue voting or non-voting preference Shares or other preferred equity instruments provided that, as long as any Bonds are outstanding, it takes the necessary measures to preserve the rights of the Bondholders;
(C)in the event of a capital reduction resulting from losses and realised through a decrease of the par value or of the number of Shares comprising its share capital, the rights of the Bondholders will be reduced accordingly, as if they had exercised them prior to the date on which such share capital reduction occurred. In the event of a reduction of the share capital by a decrease in the number of Shares, the new Conversion/Exchange Ratio will be determined by the Calculation Agent and will be equal to the product of the Conversion/Exchange Ratio in effect prior to the decrease in the number of Shares and the following ratio:
(D)
Number of Shares in the share capital after the transaction
_______________________________________________
Number of Shares in the share capital prior to the transaction

The new Conversion/Exchange Ratio will be calculated to three decimal places by rounding to the nearest one-thousandth (with 0.0005 being rounded up to the nearest thousandth, i.e. 0.001). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Conversion/Exchange Ratio. However, because the Conversion/Exchange Ratio may only result in the delivery of a whole number of Shares, fractional entitlements will be settled as specified in Condition 15.9 (Aggregation, Treatment of fractional entitlements).
In accordance with article R. 228-92 of the French Commercial Code (Code de commerce), if the Company decides to issue, in any form whatsoever, new Shares or securities giving access to the share capital with a preferential subscription right reserved for shareholders, to distribute reserves, in cash or in kind, and issue premiums or to modify the allocation of its profits by creating preferred Shares, it will inform (if so required by applicable regulations) the Bondholders by a notice published in the BALO.
15.7.2Adjustments to the Conversion/Exchange Ratio in the event of financial transactions of the Company
Following each of the following transactions:
(1)financial transactions with listed preferential subscription rights or by free allocation of listed subscription warrants;
(2)free allocation of Shares to shareholders, Share split or reverse split of Shares;
(3)incorporation into the share capital of reserves, profits or premiums by an increase in the par value of the Shares;
(4)distribution of reserves or premiums, in cash or in kind;
(5)free allocation to the Company's shareholders of any securities other than Shares;

(6)merger (absorption or fusion) or demerger (scission);
(7)repurchase by the Company of its own Shares at a price higher than the market price;
(8)redemption of share capital;
(9)modification of allocation of the profits of the Company through issuance of voting or non-voting preference shares or other preferred equity instruments; and
(10)distribution of a dividend;
which the Company may carry out as from the Issue Date of the Bonds, for which the Record Date (as defined below) occurs before the delivery date of the new and/or existing Shares upon exercise of the Conversion/Exchange Right, the rights of the Bondholders will be maintained up to the delivery date (exclusive) by means of an adjustment to the Conversion/Exchange Ratio in accordance with the provisions set forth below.
The "Record Date" is the date on which the holding of the Shares is established so as to determine which shareholders are the beneficiaries of a given transaction or may take part in a transaction and, in particular, to which shareholders a dividend, a distribution or an allocation, announced or voted as of this date or announced or voted prior to this date, should be paid, delivered, or completed.
Such adjustment will be carried out so that, to the nearest thousandth of a Share, the value of the Shares that would have been delivered upon exercise of the Conversion/Exchange Right immediately before the completion of any of the transactions mentioned above, is equal to the value of the Shares to be delivered upon exercise of the Conversion/Exchange Right immediately after the completion of such a transaction.
In the event of adjustments carried out in accordance with paragraphs (A) to (J) below, the new Conversion/Exchange Ratio will be calculated to three decimal places by rounding to the nearest one-thousandth (with 0.0005 being rounded up to the nearest thousandth, i.e. 0.001). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Conversion/Exchange Ratio. However, because the Conversion/Exchange Ratio may only result in the delivery of a whole number of Shares, fractional entitlements will be settled as specified in Condition 15.9 (Aggregation, Treatment of fractional entitlements).
In the event that the Company carries out transactions in respect of which no adjustment has been made in accordance with paragraphs (A) to (J) below and a subsequent law or regulation requires an adjustment, the Company will apply such adjustment in accordance with applicable laws or regulations and the relevant market practice in effect in France.
In the event that the Company carries out a transaction likely to be subject to several adjustments, legal adjustments will apply by priority.
(A)Financial transactions with listed preferential subscription right or with the free allocation of listed subscription warrants
(a) In the event of financial transactions with a listed preferential subscription right, the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Value of the Share ex right
+ Value of the preferential subscription right
_____________________________________
Value of the Share ex right
For the purpose of the calculation of this formula, the Value of the Share ex right and the Value of the preferential subscription right will be equal to the arithmetic average of the opening prices quoted on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other Regulated Market or similar market on which the Share or the preferential subscription right has its principal listing) on each Trading Day included in the subscription period.
(b) In the event of financial transactions with free allocation of listed subscription warrants to the shareholders with the corresponding ability to sell the securities resulting from the exercise of warrants that were unexercised by their holders at the end of their subscription period1, the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Value of the Share after the detachment of the warrant
+ Value of the warrant
__________________________
Value of the Share after the detachment of the warrant
For the purpose of the calculation of this formula:
•    the Value of the Share after the detachment of the warrant will be equal to the volume-weighted average of (i) the prices of the Share traded on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other Regulated Market or similar market on which the Share has its principal listing) on each Trading Day during the subscription period, and (ii) (a) the sale price of the securities sold in connection with the offering, if such securities are fungible with the existing Shares, applying the volume of Shares sold in the offering to the sale price, or (b) the prices of the Share traded on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other Regulated Market or similar market on which the Share has its principal listing) on the date on which the sale price of the securities
1 Are only concerned warrants which are "substitutes" of preferential subscription rights (exercise price usually lower than the market price, term of the warrant similar to the subscription period of the capital increase with upholding of the shareholders' preferential subscription right, option to "recycle" the non-exercised warrants). The adjustment as a result of a free allocation of standard warrants (exercise price usually greater than the market price, term usually longer, absence of option granted to the beneficiaries to "recycle" the non-exercised warrants) should be made in accordance with paragraph E.

sold in the offering is set, if such securities are not fungible with the existing Shares;
•    the Value of the warrant will be equal to the volume-weighted average of (i) the prices of the warrants traded on Euronext Paris (or, in the absence of a listing on Euronext Paris, on any other Regulated Market or similar market on which the warrant has its principal listing) on each Trading Day during the subscription period, and (ii) the subscription warrant's implicit value as derived from the sale price of the securities sold in the offering, which shall be deemed to be equal to the difference (if positive) adjusted for the exercise ratio of the warrants, between the sale price of the securities sold in the offering and the subscription price of the securities through exercise of the warrants by applying to this amount the corresponding amount of warrants exercised in respect of the securities sold in the offering.
(B)In the event of the free allocation of Shares to shareholders, or a Share split or reverse Share split, the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Number of Shares included in the share capital after the transaction
___________________________________________________
Number of Shares included in the share capital prior to the transaction
(C)In the event of a capital increase by incorporation of reserves, profits or premiums achieved by increasing the par value of the Shares, the par value of the Shares that will be delivered to the Bondholders exercising their Conversion/Exchange Right will be increased accordingly.
(D)In the event of a distribution of reserves or premiums, in cash or in kind (portfolio securities, etc.), the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Value of the Share prior to the distribution
________________________________________________________________
Value of the Share prior to the distribution – Amount distributed per Share or Value of the securities or assets distributed per Share
For the purpose of the calculation of this ratio:
•    the Value of the Share prior to the distribution will be equal to the Volume-Weighted Average Price of the Share over the period of three Trading Days ending on the last Trading Day preceding the date on which the Shares are first traded ex-distribution;
•    if the distribution is made in kind:
-    in the event of a distribution of securities that are already listed on a Regulated Market or similar market, the value of the distributed securities will be determined as provided above;

-    in the event of a distribution of securities that are not yet listed on a Regulated Market or similar market, the value of the distributed securities will be equal, if they are expected to be listed on a Regulated Market or similar market within the ten Trading Days’ period starting on the date on which the Shares are first traded ex-distribution, to the Volume-Weighted Average Price of such securities over the period of the first three Trading Days included in such ten Trading Days period during which such securities are listed; and
-    in other cases (distribution of securities that are not listed on a Regulated Market or a similar market or traded for less than three Trading Days within the period of ten Trading Days referred to above or in the case of a distribution of assets), the value of the securities or assets allocated per Share will be determined by an Independent Expert.
(E)In the event of a free allocation to the shareholders of the Company of financial instruments other than Shares and other than in the circumstances the subject of paragraph (A)(b) above, the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Value of the Share ex-right of free allocation + Value of the financial instruments allocated to each Share
________________________________________
Value of the Share ex-right of free allocation

For the purpose of the calculation of this formula:
•    the Value of the Share ex-right of free allocation will be equal to the Volume-Weighted Average Price of the Share over the period of the first three Trading Days starting on the date on which the Shares are first traded ex-right of free allocation;
•    if the financial instrument allocated is listed or may be listed on Euronext Paris (or, in the absence of a listing on Euronext Paris, or any other Regulated Market or similar market) within the ten Trading Days period starting on the date on which the Shares are first traded ex-right of free allocation, the value of such instrument will be equal to the Volume-Weighted Average Price over the period of the first three Trading Days of such ten Trading Days’ period in which the instrument is listed.
•    If the financial instrument allocated is not listed on a Regulated Market or a similar market or is traded for less than three Trading Days within the ten Trading Days period referred to above, the value of such instrument will be determined by an Independent Expert.

(F)In the event that the Company is merged into another company (absorption) or is merged with one or more companies forming a new company (fusion) or is demerged (scission), the Bonds will be convertible into and/or exchangeable for Shares of the merged or new company or of the beneficiary companies of such demerger.
The new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by the exchange ratio of Shares in the Company to the shares of the merging company or the beneficiary companies of the demerger. These companies will automatically be substituted for the Company for the purpose of the performance of its obligations towards the Bondholders.
(G)In the event of a repurchase by the Company of its own Shares at a price higher than the market price, the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the repurchase by the following formula:

Value of the Share x (1- Pc%)
_______________________________________________________
Value of the Share – (Pc% x Repurchase price)

For the purpose of the calculation of this formula:
•    "Value of the Share" means the Volume-Weighted Average Price of the Share over the period of the three Trading Days preceding the repurchase (or the repurchase option);
•    "Pc%" means the percentage of share capital repurchased; and
•    "Repurchase Price" means the actual price at which any Shares are repurchased.

(H)In the event of a redemption of the share capital, the new Conversion/Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Value of the Share before the redemption
_________________________________________________________
Value of the Share before the redemption –
Amount of the redemption per Share
For the purpose of the calculation of this formula, the value of the Share before the redemption will be equal to the Volume-Weighted Average Price of the Share over the period of the three Trading Days preceding the Trading Day on which the Shares are first traded ex-redemption.
(I)(a) In the event the Company changes its profit distribution and/or creates preferred Shares resulting in such a change, the new Conversion/

Exchange Ratio will be determined by the Calculation Agent by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:
Value of the Share prior to the modification
__________________________________________________________
Value of the Share prior to the modification –
Reduction per Share of the right to profits
For the purpose of the calculation of this formula:
•    the Value of the Share prior to the modification will be equal to the Volume-Weighted Average Price of the Share over the period of the three Trading Days preceding the date on which the Shares are first traded ex-modification; and
•    the Reduction per Share of the right to profits will be determined by an Independent Expert.
(b) In the case of creation of preferred Shares which do not result in a modification of allocation of the Company's profits, the adjustment of the Conversion/Exchange Ratio, if any, will be determined by an Independent Expert.
(c) Notwithstanding the foregoing, if such preferred Shares are issued with upholding of the preferential subscription rights of the shareholders or by way of a free allocation to the shareholders of warrants exercisable for such Shares, the new Conversion/Exchange Ratio will be adjusted in accordance with paragraphs (A) or (E) above, as applicable,
(J)Adjustment in the event of distribution of a Dividend:
In the event of the payment by the Company of any dividend, interim dividend or any distribution paid in cash or in kind to shareholders (prior to any withholdings and without taking into account any deductions or tax credits that may be applicable) (hereinafter referred to as the “Dividend”), the new Conversion/Exchange Ratio will be calculated by the Calculation Agent as follows, it being specified that any dividend or distribution (or fraction of a dividend, interim dividend or distribution) leading to an adjustment in the Conversion/Exchange Ratio by virtue of paragraphs (A) through (I) above will not be taken into account for the adjustment under the terms of this paragraph (J):
where:
•    "NCR" means the new Conversion/Exchange Ratio;
•    "CR" means the last Conversion/Exchange Ratio previously applicable;

•    "ADD" means the amount of the Dividend distributed per Share; provided that;
-in the case of a Dividend payable solely in cash, ADD shall be equal to the cash amount distributed per Share;
-in the case of a Dividend payable either in cash or in kind (including but not limited to Shares) at the option of shareholders of the Company (including but not limited to pursuant to articles L. 232-18 et seq. of the French Commercial Code (Code de commerce), ADD shall be equal to the cash amount distributed per Share;
-in the case of a Dividend payable solely in kind, ADD shall be equal to the value of such Dividend determined in the same way as that of the distribution of securities pursuant to paragraph (D) above; and
•    "STP" means the Share trading price, defined as being equal to the Volume-Weighted Average Price of the Share over the last three Trading Days preceding the Trading Day on which the Shares are traded for the first time ex-Dividend.
15.7.3    Public offers
In the event that the Shares would be targeted by a public offer (in cash or in securities, in cash and securities, etc.) which may result in a Change of Control (as defined in paragraph 10.5) or filed following a Change of Control, and that the said offer would be declared admissible by the French Financial Markets Authority Autorité des marchés financiers (the “AMF”) (or its successor), the Conversion/Exchange Ratio will be temporarily adjusted as determined by the Calculation Agent in accordance with the following formula (the result will be rounded pursuant to the method set out in Condition 15.7 (Preservation of Bondholders' Rights) above):
NCR = CR x [1 + ICP x (D1 /D2)]
where:
•    "NCR" means the new Conversion/Exchange Ratio applicable during the Adjustment Period in case of a Public Offer (as defined below) calculated to three decimal places by rounding to the nearest one-thousandth (with 0.0005 being rounded up to the nearest thousandth, i.e. 0.001);
•    "CR" means the previous Conversion/Exchange Ratio in effect prior to the Offer Opening Date (as defined below);
•    "ICP" means the initial conversion premium, expressed as a percentage, showing the par value of the Bonds compared to the reference price of the Shares used at the time the final terms of the Bonds were determined, i.e. 30.0%;

•    "D1" means the exact number of days left to run between the Offer Opening Date (inclusive) and 16 October 2025, the Maturity Date of the Bonds (exclusive); and
•    "D2" means the exact number of days between the date of the Bondholders’ general meeting authorising the amendment of the terms and conditions of the Bonds (25 January 2021) (inclusive), and 16 October 2025, the Maturity Date of the Bonds (exclusive), i.e. 1,725 days.
There will be no adjustment of the Conversion/Exchange Ratio if NCR would, by applying the above formula, result in an effective conversion price lower than the nominal amount of one Share.
The adjustment of the Conversion/Exchange Ratio indicated above will benefit only to those Bondholders who will exercise their Conversion/Exchange Right, between (and including):
(A)the first day on which the Shares may be tendered to the offer (the "Offer Opening Date"), and
(B)(1)    if the offer is unconditional, the date that is fifteen Business Days after the date of publication by the AMF (or its successor) of the result of the offer or, if the offer is re-opened, the date that is fifteen Business Days after the date of publication by the AMF (or its successor) of the result of the re-opened offer;
(1)if the offer is conditional, (x) if the AMF (or its successor) declares that the offer is successful, the date that is fifteen Business Days after the date of publication by the AMF (or its successor) of the result of the offer or, if the offer is re-opened, the date that is fifteen Business Days after the date of publication by the AMF (or its successor) of the result of the re-opened offer or (y) if the AMF (or its successor) declares that the offer is unsuccessful, the date of publication by the AMF (or its successor) of the result of the offer; or
(2)if the bidder withdraws the offer, the date of publication by the AMF (or its successor) of the notice of such withdrawal.
This period will be referred to as the "Adjustment Period in case of a Public Offer".
Delivery of shares resulting from an exercise of the Conversion/Exchange Right during the Public Offer Adjustment Period
Notwithstanding the provisions of paragraph 15.5.2, in the event of the exercise of the Conversion/Exchange Right during the Adjustment Period in case of a Public Offer, the Exercise Date will be deemed to be the Request Date and the corresponding Shares will be delivered within three Business Days of the Exercise Date.
15.8Calculation of adjustments of the Conversion/Exchange Ratio and notice to Bondholders in the event of adjustment
The adjustments of the Conversation/Exchange Ratio will be calculated by the Calculation Agent.
In the event of an adjustment, the Company will inform the Bondholders through a notice published by the Company on its website (www.genfit.fr) no later than five Business Days following the new adjustment has taken effect.

In addition, the board of directors of the Company will report the calculations and results of all adjustments in the annual report following such adjustment.
15.9Aggregation, Treatment of fractional entitlements
Each Bondholder exercising its Conversion/Exchange Right in relation to the Bonds may receive, as the case may be, a number of Shares calculated in accordance with Condition 15.3 (Terms of allocation pursuant to the Conversion/Exchange Right) based on the aggregate number of Bonds transferred to the Centralising Agent and for which the Conversion/Exchange Right has been exercised by such Bondholder.
If the number of Shares thus calculated is not a whole number, the Bondholder may request allocation of:
15.9.1either the whole number of Shares immediately below such number; in this case, the Bondholder will receive an amount in cash determined by the Calculation Agent and equal to the product of the remaining fractional Share and the value of the Share, equal to the closing price of the Share traded on Euronext Paris (or, in the absence of listing on Euronext Paris, on any other Regulated Market or similar market on which the Share has its principal listing) on the Trading Day immediately preceding the Date of the Request;
15.9.2or the whole number of Shares immediately above such number, on the condition that an amount in cash determined by the Calculation Agent and equal to the value of the additional fraction of a Share thus requested, valued on the basis provided for in the preceding paragraph, is paid to the Company.
In both cases, such amount in cash (if any) will be rounded to the nearest cent (with € 0.005 being rounded up to € 0.01).
In the event that the Bondholder would not specify its preferred option, such Bondholder will be given the whole number of Shares immediately below in addition to a cash supplement as described above.
15.10Calculation Agent, Independent Expert
The Company reserves the right at any time to modify or terminate the appointment of the Calculation Agent or the Centralising Agent and/or appoint a substitute Calculation Agent or Centralising Agent or approve any change in the office through which such agent acts, provided that, so long as any Bond is outstanding, there will at all times be (i) a Calculation Agent, and (ii) a Centralising Agent having a specified office in a European city.
Any termination or appointment of the Centralising Agent shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 calendar days’ notice thereof shall have been given to the Bondholders by the Company through a notice published on its Internet website (www.genfit.fr).
Adjustments, calculations and determinations performed by the Calculation Agent or, where applicable, an Independent Expert, pursuant to these Terms and Conditions shall be so made upon request by the Company and shall be final and binding (in the absence of bad faith or manifest error and subject to any determinations by an Independent Expert) on the Company, the Bondholders, the Centralising Agent and (in the case of adjustments, calculations and determinations performed by an Independent Expert) the Calculation Agent. The Calculation Agent may, subject to the provisions of the Calculation Agency Agreement, consult, at the expense of the Company, on any matter (including but not limited to, any legal matter), with any legal or other professional adviser and it shall be able to rely upon, and it shall not be liable and shall incur no liability as against the Bondholders and the Centralising Agent in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion.
The Calculation Agent is acting exclusively as an agent for and upon request from the Company. Neither the Calculation Agent (acting in such capacity) nor any Independent Expert appointed in connection with the Bonds (acting in such capacity), shall have any relationship of agency or trust with, and shall incur no liability as against, the Bondholders and the Centralising Agent.
If any doubt shall arise as to whether an adjustment falls to be made to the Conversion/Exchange Ratio or as to the appropriate adjustment to the Conversion/Exchange Ratio, and following consultation between the Company, the Calculation Agent and an Independent Expert, a written opinion of such Independent Expert in respect thereof shall be conclusive and binding on the Company, the Bondholders, the Centralising Agent and the Calculation Agent, save in the case of manifest error.